Exhibit (f)(3)

Delaware Revised Uniform Limited Partnership Act

Delaware Code Title 6 § 17-212.

Unless otherwise provided in a partnership agreement or an agreement of merger or consolidation or a plan of merger or a plan of division, no appraisal rights shall be available with respect to a partnership interest or another interest in a limited partnership, including in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership or a registered series of the limited partnership is a constituent party to the merger or consolidation, any division of the limited partnership, any conversion of the limited partnership to another business form, any conversion of a protected series of the limited partnership to a registered series of such limited partnership, any conversion of a registered series of the limited partnership to a protected series of such limited partnership, any transfer to or domestication or continuance in any jurisdiction by the limited partnership, or the sale of all or substantially all of the limited partnership’s assets. The Court of Chancery shall have jurisdiction to hear and determine any matter relating to any appraisal rights provided in a partnership agreement or an agreement of merger or consolidation or a plan of merger or a plan of division.